Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-150326

January 14, 2011

PROSPECTUS SUPPLEMENT NO. 34

14,000,000 SHARES OF COMMON STOCK

AGENUS INC.

This prospectus supplement amends the prospectus dated March 16, 2009 (as supplemented on April 15, 2009, April 17, 2009, April 22, 2009, April 27, 2009, May 4, 2009, May 11, 2009, May 27, 2009, June 4, 2009, June 8, 2009, June 9, 2009, June 11, 2009, June 15, 2009, July 7, 2009, July 15, 2009, August 3, 2009, August 5, 2009, September 11, 2009, September 18, 2009, November 12, 2009, January 5, 2010, March 1, 2010, March 25, 2010, April 26, 2010, May 11, 2010, May 18, 2010, July 23, 2010, August 9, 2010, August 25, 2010, November 3, 2010, November 10, 2010, December 30, 2010, and January 7, 2011) to allow certain stockholders or their pledgees, donees, transferees, or other successors in interest (the “Selling Stockholders”), to sell, from time to time, up to 7,000,000 shares of our common stock, which they have acquired in a private placement in the United States, and up to 7,000,000 shares of our common stock issuable upon the exercise of warrants which are held by the Selling Stockholders named in the prospectus.

We would not receive any proceeds from any such sale of these shares. To the extent any of the warrants are exercised for cash, if at all, we will receive the exercise price for those warrants.

This prospectus supplement is being filed to include the information set forth in the Current Report on Form 8-K filed on January 14, 2011 which is set forth below. This prospectus supplement should be read in conjunction with the prospectus dated March 16, 2009, Prospectus Supplement No. 1 dated April 15, 2009, Prospectus Supplement No. 2 dated April 17, 2009, Prospectus Supplement No. 3 dated April 22, 2009, Prospectus Supplement No. 4 dated April 27, 2009, Prospectus Supplement No. 5 dated May 4, 2009, Prospectus Supplement No. 6 dated May 11, 2009, Prospectus Supplement No. 7 dated May 27, 2009, Prospectus Supplement No. 8 dated June 4, 2009, Prospectus Supplement No. 9 dated June 8, 2009, Prospectus Supplement No. 10 dated June 9, 2009, Prospectus Supplement No. 11 dated June 11, 2009, Prospectus Supplement No. 12 dated June 15, 2009, Prospectus Supplement No. 13 dated July 7, 2009, Prospectus Supplement No. 14 dated July 15, 2009, Prospectus Supplement No. 15 dated August 3, 2009, Prospectus Supplement No. 16 dated August 5, 2009, Prospectus Supplement No. 17 dated September 11, 2009, Prospectus Supplement No. 18 dated September 18, 2009, Prospectus Supplement No. 19 dated November 12, 2009, Prospectus Supplement No, 20 dated January 5, 2010, Prospectus Supplement No. 21 dated March 1, 2010, Prospectus Supplement No. 23 dated March 25, 2010, Prospectus Supplement No. 24 dated April 26, 2010, Prospectus Supplement No. 25 dated May 11, 2010, Prospectus Supplement No. 26 dated May 18, 2010, Prospectus Supplement No. 27 dated July 23, 2010, Prospectus Supplement No. 28 dated August 9, 2010, Prospectus Supplement No. 29 dated August 25, 2010, Prospectus Supplement No. 30 dated November 3, 2010, Prospectus Supplement No. 31 dated November 10, 2010, Prospectus Supplement No. 32 dated December 30, 2010, and Prospectus Supplement No. 33 dated January 7, 2011, which are to be delivered with this prospectus supplement.

Our common stock is quoted on The NASDAQ Capital Market (“NASDAQ”) under the ticker symbol “AGEN.” On January 13, 2011, the last reported closing price per share of our common stock was $1.04 per share.

Investing in our securities involves a high degree of risk. Before investing in any of our securities, you should read the discussion of material risks in investing in our common stock. See “Risk Factors” on page 1 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS SUPPLEMENT NO. 34 IS JANUARY 14, 2011

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

January 14, 2011

Date of Report (Date of earliest event reported)

AGENUS INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Forbes Road Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

781-674-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 14, 2011, Agenus Inc. announced that it has received notice from the Listing Qualifications Staff of The NASDAQ Stock Market LLC that the company has regained compliance with Nasdaq Marketplace Rule 5550(a)(2) relating to the maintenance of a minimum $1.00 bid price and that the matter is now closed.

The full text of the press release issued in connection with the announcement is being filed as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following exhibit is filed herewith:

99.1	Press Release dated January 14, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTIGENICS INC.

Date: January 14, 2011	By:	/s/ SHALINI SHARP
Shalini Sharp
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release dated January 14, 2011

EXHIBIT 99.1

January 14, 2011

Contact:	Shalini Sharp
800.962.2436

Agenus Regains Compliance with NASDAQ Listing Requirements

Lexington, MA - January 14, 2011 - Agenus Inc. (NASDAQ: AGEN) (formerly Antigenics Inc.) today announced that it has received notice from the Listing Qualifications Staff of The NASDAQ Stock Market LLC (“NASDAQ”) that the company has regained compliance with Nasdaq Marketplace Rule 5550(a)(2) relating to the maintenance of a minimum $1.00 bid price. The matter is now closed.

About Agenus

Agenus is a biotechnology company working to develop treatments for cancers and infectious diseases. For more information, please visit www.agenusbio.com.